Exhibit 15.2

通 商 律 師 事 務 所

Commerce & Finance Law Offices

12-14th Floor, China World Office 2, No. 1 Jianguomenwai Avenue,

Beijing 100004, China

Tel:+86 10 6563 7181 Fax: +86 10 6569 3838

Email: beijing@tongshang.com

Web: www.tongshang.com

August 16, 2022

Global Cord Blood Corporation

48th Floor, Bank of China Tower

1 Garden Road

Central, Hong Kong S.A.R.

Dear Sirs/Madams:

We consent to the reference of our name under the headings “Item 3. Key Information—D. Risk Factors,” “Item 4. Information on the Company—B. Business Overview—Our Cord Blood Banking Services,” and “Item 4. Information on the Company—B. Business Overview—Regulation,” in Global Cord Blood Corporation’s Annual Report on Form 20-F for the year ended March 31, 2022 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) in the month of August 2022. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Commerce & Finance Law Offices

Commerce & Finance Law Offices